Exhibit 10.17

November 7, 2003

PERSONAL AND CONFIDENTIAL

Christopher O’Brien, MD
906 El Mac Place
San Diego, CA 92106

Dear Chris:

     On behalf of Prestwick Pharmaceuticals, Inc. (the “Company”), it gives me great pleasure to offer you the position of Vice President and Chief Medical Officer, of Prestwick Pharmaceuticals. In addition to your academic credentials and experience, you have the personal qualities that distinguish successful executives: vision, high integrity, intelligence, humility, a bias to action, and a desire to make a difference. We believe that you will add substantially to the team, contribute greatly to the ultimate success equation, and provide the Company with the leadership and vision that you have previously demonstrated. The Board and I are without exception extremely enthusiastic about your accepting this offer.

This letter embodies the terms of the offer of employment (“the Agreement”) with you:

     1. Employment Duties. You shall devote your full time, ability, attention, energy and skills solely and exclusively to performing all duties customarily associated with your position, and as assigned or delegated to you by the Company. You will report to the President, Research & Development and be a member of the Executive Team.1 In addition to you duties as Vice President, Clinical & Medical Affairs, you will be provided the time to continue in your volunteer faculty position up to two half days each month.

     2. Start Date. If you accept this offer, your employment with the Company shall begin no later than December 2, 2003 (your “Start Date”). You hereby acknowledge that the terms of this offer letter, and your performance hereunder, are not inconsistent with and will not breach any of your contractual obligations, expressed or implied, to any third party.

     3. Salary. Upon employment as the Vice President and Chief Medical Officer, you shall be compensated at a rate of $300,000 per year, to be paid per the Company’s typical payroll schedule. Your salary will be reviewed annually by the CEO and Compensation Committee of the Board of Directors. You may also be eligible for a cash bonus

1 Includes CEO, President, Research & Development, Chief Commercial Officer, General Counsel & Head of Business Development and Chief Financial Officer

and/or stock options at the CEO’s discretion based on a bonus plan to be agreed by you and the CEO, provided that you will be eligible for an annual performance bonus of up to 40% of your base salary. The Company shall withhold and deduct all federal and state income, social security and disability taxes as required by applicable laws. The Company may modify compensation and benefits at any time, as permitted by law.

     4. Stock Option. Upon employment as the Vice President & Chief Medical Officer, you will be granted a stock option to purchase 425,000 shares of Common Stock of the Company pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”), subject to approval of the BOD (the “Option”). If the BOD does not approve the Option, you may resign immediately while still being entitled to severance equivalent to one-half of year’s (6 months) salary. The exercise price for the Option will be equal to the fair market value of the Company’s Common Stock at the time of grant. The Option will vest over a four-year period, with 25% of the options vesting on the one-year anniversary of your Start Date, and 1/36 of the balance of the options vesting on the last day of each month thereafter. Your stock options will be governed by the terms of the Plan and the Company’s standard form of stock option agreements, which you will be required to execute as a condition of grant.

     5. Vacation, Holidays, Sick Leave, and Additional Benefits. You will be entitled to 20 days of paid vacation, and Paid Time Off and holidays as per standard Company benefits. The Company offers a comprehensive benefits program for its employees, for which you are eligible. Benefits include company paid medical insurance and dental insurance and 401K plan. You shall also be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and activities associated with promoting and maintaining the business of the Company.

     6. Signing Bonus. In consideration for signing on as Vice President & Chief Medical Officer, you shall be awarded a signing bonus of $100,000, to be paid on your first day of full-time employment with the Company, which must be repaid by you to the Company in the event that your employment is terminated by you for any reason other than your death, or by the Company for Cause (as defined below) prior to the one year anniversary of the Start Date.

     7. Acceleration of Vesting. In the event of an Asset Transfer or Acquisition (each as defined in the Company’s Amended and Restated Certificate of Incorporation) during your employment, and if one of the following events occurs within twelve (12) months following such Asset Transfer or Acquisition: (i) you are terminated without “Cause” (as defined below); or(ii) there is a substantial reduction in your responsibilities, duties, or base pay that has not been cured within thirty (30) days after written notice from you of such event, then the Option shall immediately become fully vested upon such event.

     8. Proprietary Rights and Confidentiality. As a condition of your employment with the Company, you shall execute, contemporaneously with the execution of this agreement, the

Proprietary Information, Non-Solicitation, and Invention Assignment Agreement and incorporated herein by this reference. This agreement must be signed prior to initiation of employment. You will be expected to abide by Company rules and regulations. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You also agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

     9. At Will Employment. The Company believes that the best work environment is one where both you and the Company voluntarily agree to work together. Therefore, your employment with the Company is “at-will” which means that either you or the Company may terminate the employment relationship at any time for any reason, with or without cause or advance notice.

     10. Severance. In the event that your employment with the Company is terminated by the Company without “Cause” (as defined below), subject to your compliance with the non-competition provisions of the attached Proprietary Information, Inventions, and Non-Competition Agreement, and upon your execution of a release in a form reasonably satisfactory to the Company, you will be entitled to receive a severance in the form of payments at your then current base salary for a period of six months. Any severance payment paid to you under this Section 9 will be subject to applicable tax withholding and can be paid, at the Company’s option, periodically in accordance with the Company’s normal payroll. The severance payment you receive under this paragraph shall be in lieu of any further payments to you. Being terminated for “Cause” shall specifically mean, (i) conviction of a felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of your duties to the Company or failure to follow lawful directions of the CEO or Board of Directors, in either case if such breach or failure has not been cured within thirty (30) days after written notice from the Company’s CEO or Board of Directors of such event; (iv) intentional and material damage to the Company’s property; or (v) material breach of the attached Proprietary Information, Inventions and Non-Competition Agreement.

     11. Disputes. While the Company hopes in each instance that its employment relationships will be free of controversy, we are aware that disputes sometimes do arise. In the event any dispute arises between you and the Company or you and any employee of the Company, then, to the extent permitted by law, it shall be settled exclusively by binding arbitration before a single arbitrator in accordance with the Employment ADR Rules of the American Arbitration Association. The arbitrator shall be appointed by both parties to this

Agreement, and shall be a person independent of the parties. If the parties are unable to agree on the arbitrator within a reasonable period of time, then they shall apply to the local chapter of American Arbitration Association, who will make such appointment according to their rules and the requirements of this Agreement. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. The Company will pay the direct costs and expenses of the arbitration. You and the Company are responsible for your respective attorneys’ fees incurred in connection with enforcing this offer letter; however, you and the Company agree that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

     12. Indemnification and D&O Insurance. The Company currently has in place Directors and Officers Liability Insurance, which also covers you in your position.

     This Agreement, together with the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreements, contain the entire agreement between you and the Company regarding the terms of your employment and supersedes all prior and contemporaneous agreements or understandings with respect thereto. If you wish to accept this offer of employment, please sign in the space provided below. By so signing, you acknowledge that you have received no inducements or representations other than those set forth in this letter, which caused you to accept this offer of employment. This offer expires at 8pm, PDT, on November 14, 2003.)

     We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours,
By:
Robert S. Whitehead
Chief Executive Officer Prestwick Pharmaceuticals, Inc.

I have read this offer and I understand and accept its terms:

Christopher O’Brien, MD	Date